Exhibit 99.1

HOLLY CORPORATION SECURES NEW CREDIT FACILITY

Dallas, TX, July 2, 2004 — Holly Corporation (NYSE: HOC) announced today that it has entered into a new $175 million secured revolving credit facility with a group of banks led by Bank of America. The new credit facility, which has a four year term and under certain conditions can be increased to $225 million at Holly’s option, replaces Holly’s existing $100 million facility, which was scheduled to terminate in October, 2004. Holly intends to use the new facility to fund working capital requirements, capital expenditures, acquisitions, and other general corporate purposes. The facility is primarily secured by Holly’s accounts receivables and inventory.

Steve McDonnell, Chief Financial Officer of Holly Corporation, noted, “We appreciate the support of Bank of America and our new and existing lenders also participating in this facility.”

Holly Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel and jet fuel. Holly operates through its subsidiaries a 75,000 bpd refinery located in Artesia, New Mexico, a 25,000 bpd refinery in Woods Cross, Utah, and an 8,000 bpd refinery in Great Falls, Montana. Holly also owns or leases approximately 2,000 miles of crude oil and refined product pipelines in the west Texas and New Mexico region and refined product terminals in several states.

The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements in this press release relating to matters that are not historical facts are forward-looking statements based on management’s belief and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties, including the risks and uncertainties detailed from time to time in the Company’s Securities and Exchange Commission filings. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, the Company cannot give any assurances that these expectations will prove to be correct. The Company assumes no duty to publicly update or revise such statements, whether as a result of new information, future events or otherwise.

CONTACT:
Stephen J. McDonnell, Vice President and Chief Financial Officer, or
M. Neale Hickerson, Vice President-Treasury & Investor Relations,
both of Holly Corporation, +1-214-871-3555